Exhibit 99.1

For Immediate Release

February 14, 2011

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES DEFERRAL OF
CAPITAL PURCHASE PROGRAM DIVIDEND PAYMENT

BLAIRSVILLE, GA – United Community Banks, Inc. (NASDAQ: UCBI) today announced that it will exercise its right to suspend its regularly scheduled quarterly dividend payment of $2.25 million on its $180 million Cumulative Perpetual Preferred Stock, Series B that was issued to the U.S. Treasury Department under its Capital Purchase Program. This decision was the result of Federal Reserve policies related to dividend and other interest payments in light of stressed market conditions.

United took this action in consultation with the Federal Reserve Bank of Atlanta as required by United's existing board resolution that was previously adopted at the request of the Federal Reserve. United may defer dividend payments for up to six consecutive quarters without default or penalty under the terms of the investment documents. The dividends will continue to accrue for payment in the future and will be reported as preferred dividends which are deducted from income or loss available to common shareholders for financial statement purposes.

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.4 billion and operates 27 community banks with 106 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The Company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the Company's web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward-Looking Statements" on page 22 of United Community Banks, Inc.'s quarterly report filed on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2010 and in the sections entitled "Risk Factors" in the Company's quarterly reports filed on Form 10-Q with the Securities and Exchange Commission for the quarters ended June 30, 2010 and September 30, 2010 and annual report filed on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2009

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